Exhibit 99.1

ACLOR, INC
CONSOLIDATED
FINANCIAL STATEMENTS
Year Ended December 31, 2010 & 2009

Eugene M Egeberg
Certified Public Accountant
2400 Boston Street, Suite 102
Baltimore, Maryland  21224
(410) 218-1711

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Stockholders

Aclor, Inc.

We have audited the consolidated accompanying balance sheets of Aclor, Inc. as of December 31, 2010 and 2009, and the related statements of operations and changes in stockholder’s deficit and cash flows for the years then ended.   These financial statements are the responsibility of the Company management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards required by the Public Company Accounting Oversight Board.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.    An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aclor, Inc. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Eugene M Egeberg
Eugene M Egeberg, CPA
Baltimore, MD
30 September 2011

ACLOR, INC
BALANCE SHEET
Consolidated
December 31, 2010 & December 31, 2009

ASSETS

	2010.12.31	2009.12.31
CURRENT ASSETS

Cash & Cash Equivalents	$35,224	$37,573
Restricted Cash	666,000	-
Trades reveivable	1,143,566	2,136,092
Inventory	1,529,725	3,473,599
Prepaid expenses	1,139,448	603,466

TOTAL CURRENT ASSETS	4,513,963	6,250,730

PROPERTY AND EQUIPMENT, net of accumulated	$7,867,292	$8,927,651
Accumulated depreciation
PROPERTY AND EQUIPMENT net of accumulated

OTHER ASSETS

Other deposits	82,504	27,348
Deferred tax asset (not of valuation allowance of $1,165,438)	-	-
Trademarks & Patents	104,618	104,618
Investment - Mexico subsidiaries

TOTAL OTHER ASSETS	187,122	131,966

TOTAL ASSETS	$12,568,377	$15,310,347

ACLOR, INC
BALANCE SHEET
Consolidated
December 31, 2010 & December 31, 2009

LIABILITIES AND STOCKHOLDERS' EQUITY

	2010.12.31	2009.12.31
CURRENT LIABILITIES
Trades payable	$2,313,020	$858,741
Other payable	19,697	4,649,908
Accrued expenses	131,395	1,238,171
Other current liabilities	604,450	373,107
Short-term Loan - Honetech	423,691	-
Equipment loans - current portion	16,067	25,762
Loan from HSBC	419,395	263,249
HuaNan Bank Advance	824,111	1,000,000
Loan from Chinatrust Bank	3,833,332	4,000,000

TOTAL CURRENT LIABILITIES	8,585,158	12,408,938

LONG-TERM LIABLITIES
Deferred tax liability	-	60,286
Equipment loans - long term	9,430	45,979
Loan from related parties	4,393,395	1,055,529
TOTAL LONG-TERM LIABILITIES	4,402,825	1,161,794

TOTAL LIABILITIES	12,987,983	13,570,732

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 100,000 shares authorized, 100,000 shares issued	337	337
Additional paid-in capital	4,955,587	4,955,587
Retained earnings	(5,375,530)	(3,216,310)

TOTAL SHAREHOLDERS' EQUITY	(419,606)	1,739,615

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,568,377	$15,310,347

ACLOR, INC
STATEMENT OF INCOME AND RETAINED EARNINGS
Consolidated
Year ended December 31, 2010 & December 31, 2009

	2010	2009

REVENUES	$13,150,482	$19,436,800

COST OF GOODS SOLD
Cost of merchandise	11,396,303	14,728,758
Obsolete inventory adjustment	2,358,489	1,115,512
Freight and customs	181,114	915,564
Other cost	258,594	0
	14,194,500	16,759,834
GROSS PROFIT	(1,044,018)	2,676,967

SELLING,GENERAL & ADMINISTRATIVE EXPENSES

Advertising	7,161	25,188
Bank service charge	83,615	84,637
Bad Debt	49,197	-
Depreciation	598,418	677,410
Dues and subscription	5,211	5,247
Insurance	36,317	27,607
Lease & rent	28,656	45,417
License and taxes	28,144	33,343
Marketing, consulting, & designer fee	566,991	255,308
Office supplies	3,080	3,228
Postage and delivery	28,486	34,668
Professional fees	155,606	46,423
Repairs and maintenance	16,500	72,020
Salaries, wages and benefits	286,965	299,303
Sales commission	25,000	122,823
Telephone	19,602	19,529
Testing/inspection/translation fee	60,081	33,678
Travel	104,290	99,178
Utilities	7,050	5,693

Total Selling, General & Administrative Expenses	$2,110,370	$1,890,700

ACLOR, INC
STATEMENT OF INCOME AND RETAINED EARNINGS
Consolidated
Year ended December 31, 2010 & December 31, 2009

	2010	2009

OTHER INCOME (EXPENSES)
Interest income	$22	$4,065
Other income	1,840,388	103,875
Gain(Loss) on foreign exchange	355,986	(585,391)
Loss on disposal of assets	(590,203)	-
Royalty expense	(9,901)	(11,402)
Interest expense	(639,025)	(387,042)

Total Other Income (Expenses)	957,267	(875,895)

Income before Income Taxes	(2,197,121)	(89,629)

INCOME TAX BENEFIT (EXPENSE)	37,901	(122,220)

Net Income (Loss)	(2,159,220)	(211,849)

RETAINED EARNING, BEGINNING OF YEAR	(3,216,310)	(3,004,461)

RETAINED EARNING, END OF YEAR	$(5,375,530)	$(3,216,310)

ACLOR, INC
STATEMENT OF CASH FLOWS
Consolidated
For the Year ended December 31, 2010 & December 31, 2009

	2010	2009

CASH FLOW FROM OPERATING ACTIVITIES
Net income (Loss)	$(2,159,220)	$(211,849)
Adjustments:
Depreciation and amortization	598,418	677,410
Deferred income taxes	(60,286)	149,814
Loss from Disposal of Assets	590,203	-
(Increase) decrease in:
Restricted Cash	(666,000)	-
Accounts receivable	992,526	(1,937,969)
Inventory	1,943,874	(1,189,873)
Prepaid expenses	(535,982)	318,423
Other current asset	(55,156)	56,056
Increase (decrease) in:
Accounts payable	1,454,279	(752,928)
Accrued expense	(1,106,776)	1,219,438
Other payable	(1,765,273)	1,784,969
Other current liabilities	231,344	223,290
NET CASH USED BY
OPERATING ACTIVITIES	$(538,049)	$336,782
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(162,751)	(633,448)
Proceeds from disposal of assets	34,489	-
Acquisition of intangible assets	-	(9,445)

NET CASH PROVIDED BY
INVESTING ACTIVITIES	(128,262)	(642,893)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan payments to HuaNan Bank	(175,889)	1,000,000
Loan payments to Chinatrust Bank	(166,668)	4,000,000
Loan proceeds form Honetech	423,691
Loan proceeds from HSBC	156,146	78,149
Loan proceeds from related party	472,927	1,055,529
Loan payments on equipment loans	(46,245)	48,464
Loan payment on payable to Apego	-	(5,959,687)
NET CASH PROVIDER BY
FINANCING ACTIVITIES	$663,962	$222,455

ACLOR, INC
STATEMENT OF CASH FLOWS
Consolidated
For the Year ended December 31, 2010 & December 31, 2009

	2010	2009

NET INCREASE IN CASH	$(2,349)	$(83,657)
CASH AT BEGINNING OF YEAR	37,573	121,229

CASH AT END OF YEAR	$35,224	$37,573
SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	248,505	387,042

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Aclor Inc (the “Company”) was incorporated in the state of Georgia on November 2, 2007. The Company is a contract manufacturer and wholesale distributor of stationery products throughout North America, Asia, and Europe.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

Accounts receivable

The Company annually determines the collectability of its accounts receivable by individually analyzing each customer’s outstanding receivables, historical collection information, and existing economic conditions. Accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectible, they will be charged off when that determination is made.

Inventories

Inventories are stated at the lower of cost or market in a perpetual inventory. System using the first-in, first-out method.

Revenue recognition

Revenue is recognized at the time of delivery of the product.

Property and equipment

Property and Equipment are stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets which range from 3 to 40 years.

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	Useful Life	Depreciation Method
Building	39	SL
Production Equipment	15	SL
Automobile	5	SL
Office Equipment	3-5	SL
Warehouse Equipment	5-15	SL
Furniture & Fixture	7	SL

Management’s estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Intangible assets

The intangible asset is the trademark and patents of the company in the original amount of $104,618, amount which $89,443 was purchased in 2008. The Company capitalized $9,445 in legal fee for trademark and patent registrations in 2009. The management determined there should be no impairment loss in 2010.

Impairments

The building, other property, equipments, and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, management evaluates the carrying amount of such assets in relation to operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted is estimated future operating cash flow are not achieved.

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

Note 1 .  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising cost

Advertising costs are expensed as incurred. Advertising costs were $7,161 for 2010, and $25,188 for 2009.

Shipping and handling costs

Shipping and handling costs are included in cost of goods sold on the statement of income and retained earnings.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standard Codification (ASC) 740-10 (formerly known as Statement of Financial Accounting Standards 109), which requires the use of the assets and liabilities method accounting for deferred income taxes.

Note 2 .  PROPERTY AND EQUIPMENT

	2010	2009

Building	$800,000	800,000
Production Equipment	8,476,134	9,197,785
Automobile	31,682	31,682
Office Equipment	209,087	47,914
Warehouse Equipment	120,544	120,544
Furniture & Fixture	18,875	18,875

	9,656,322	10,216,800

Less: accumulated depreciation	(1,789,060)	(1,289,149)

Net book value of Property and Equipment	$7,867,292	8,927,651

Depreciation expense was $598,418 for the year ended December 31, 2010, and $677,410 for the ended December 31, 2009.

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

Note 3 .  LINE OF CREDIT

The Company has a $2,000,000 line of credit from HuaNan Bank which expires on May 27, 2011, interest is payable at a rate of (LIBOR+1.2%)/0.9445. This line is secured by a deposit of 33.3% of Line of Credit amount and the personal guarantees of the Company’s officers. The balance of the line of the credit is $824,111 as of December 31, 2010. The credit line includes certain covenants. The company was in compliance with the covenants as of December 31, 2010. In 2009, the Company has a $1,000,000 line of credit from HuaNan Bank which expires on April 22, 2010, interest is payable at a rate of (LIBOR+1.7%)/0.9445. This line is secured by a deposit of 30% of Line of Credit amount and the personal guarantees of the Company’s officers. The balance of the line of the credit is $1,000,000 as of December 31, 2009. The credit line includes certain covenants. The company was in compliance with the covenants as of December 31, 2009.

The Company has s special credit facility up to $1,000,000 with HSBC Bank for invoices to approved buyers. The interest is the charged on a daily rate at 1.5% per annum over the prevailing interest rate, published by HSBC Bank as Trade Finance Rates. The credit facility expires on February 15, 2011. The facility is secured by related documentary credit or invoices to approved buyers and guaranteed by the company’s officers and a major shareholder. The balance of the credit facility as of December 31, 2010 is 419,395. The facility includes certain covenants and the Company was in compliance with the covenants as of December 31, 2010. In 2009, the Company has a special credit facility up to $400,000 with HSBC Bank for invoices to approved buyers. The interest is the charged on a daily rate at 1.5% per annum over the prevailing interest rate, published by HSBC Bank as Trade Finance Rates. The credit facility expires on February 15, 2010 and the Company is negotiating the renewal of the credit at the time of the issuance of this financial statement. The facility is secured by related documentary credit or invoices to approved buyers and guaranteed by the company’s officers and a major shareholder. The balance of the credit facility as of December 31, 2009 is $263,249. The facility includes certain covenants and the Company was in compliance with the covenants as of December 31, 2009.

The Company has two credit facilities with Chinatrust Bank which matures on September 30, 2010. One credit facility has interest payable monthly at PRIME rate plus 2 percentage points but no less than 6.5% per annum. The outstanding balance is $1,833,332 as of December 31, 2010. The other credit facility has interest payable monthly at PRIME rate plus 2 percentage points but no less than 6.25%. The outstanding balance is $2,000,000 as of December 31, 2010. Both credit facility are secured by the building and equipment of the Company and co-guaranteed by an officer and affiliates of the Company. Both loan facilities include certain covenants. The company was not in compliance with the covenants for both credit facilities as of December 31, 2010. Chinatrust Bank demanded the repayment of the full loan balances of both credit facilities after the maturity date of September 30, 2010. The Company is in the process of negotiating the renewal of the both credit facilities at the time of issuance of the financial statements. In 2009, the Company has a line of credit of $4,000,000 with Chinatrust Bank which extended on September 30, 2010, interest is payable monthly at PRIME rate plus 1.5 percentage points but no less than 6.25%. The line is co-guaranteed by an officer of the company and an affiliate of the company. The outstanding balance is $4,000,000 as of December 31, 2009.

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

The Company engaged Honetech to facilitate procurement of some inventory and supplies in 2010. The Company incurred payable of $423,691 to Honetech as of December 31, 2010. The payable is carrying interest of 6% per annum and interest is payable each month.

Note 4 .  LONG-TERM DEBT

The Company has capitalized leases and notes on various transportation and warehouse equipments in 2010. The lease and note agreements provide for the Company to pay consecutive monthly payments. The outstanding balance on the capitalized lease and notes are $25,497 as of December 31, 2010, and $71,742 as of  December 31, 2009. The leases and notes are collateralized by the equipments that were acquired with the funds provided by them.

Note 5 .  OPERATING LEASES

The Company leased various warehouse spaces in 2010. The leases are to be paid based on the volume of shipments handled. There is no minimum payment requirement. The company also has leases on various office space and warehouse equipments. The total lease/rent expense was $180,319 in 2010, $151,663 of which was included in Cost of Goods Sold, and $543,817 in 2009 $543,817 of which was include in cost of goods sold. The future lease obligations are as follow:

Year ended	Amount

December 31, 2011	$28,067

December 31, 2012	$12,430

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

Note 6 .  ROYALTY EXPENSE

The Company paid royalty fees to a third party company for use its intellectual properties during 2010 and 2009. The fee is payable based on the volume of products using the intellectual properties and the total royalty expense is totaled to $9,901 for 2010, and $11,402 for 2009.

Note 7 .  CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the company to concentration of credit risk consist primarily of cash and accounts receivable.  The company maintains cash balances at several financial institutions that, at times, may exceed federally insured limits, Accounts receivable consists receivable as of December 31, 2010 and 2009 are collectible and made no provision for allowance for doubtful accounts. One customer accounted for approximately 94% of gross revenue for 2010 and 2009.

Note 8 .  RELATED  PARTY  TRANSACTIONS.

The Company contracted its Mexico subsidiary to manufacture and process some of the orders it received. The contract payments to the Mexico subsidiary is based on the order volume processed. The Company paid its Mexico subsidiary $2,524,031 in 2010, and $3,105,264 in 2009. The amount was included in the Cost of Goods Sold on the statement of income and retained earnings. The Company does not consolidate the Mexico subsidiary’ financial statements for the year ended December 31, 2010 and 2009. The Company sold products to its Mexico subsidiary for $29,451in 2010 and the amount was included in Gross Revenue on the statement of income and retained earnings.

The Company acquired certain inventory and production equipment form an affiliate in 2009. Some of the production equipment and most of the inventory was obsolete. The two parties reached an agreement that the affiliate forgave the payable of $1,764,969 related to the acquiring of inventory and production equipment owed by the Company. As result of the transactions, the Company recognized other income of $1,764,969 for the forgiveness of the other payable; the Company wrote off the obsolete inventory of $2,358,489 and the write-off was reflected in the Cost of Goods Sold; The Company realized a loss of $590,203 for the disposal of the obsolete production equipment in 2010.

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

The company engaged in other transactions with the affiliate mention above in 2009. A summary of the amounts recognized in the accompanying financial statements which result from these transactions for the year ended December 31, 2009 is following:

Purchase	$2,271,048
Sales	$179,042
Rent Income	$68,000

Two related parties provided financing for the Company’s operation in 2010 and 2009. One related party did not charge interest for the financing and the ending balance of the loan from the related party as of December 31, 2010 is $2,864,939, and as of December 31, 2009 is $2,864,939. The other related party charged 6% interest rate for the financing and the ending balance of the loan from the related party as of December 31, 2010 is $1,528,456 and as of December 31, 2009 is 1,055,529.

Note 9 . INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxed currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The difference relate to fixed assets is available to offset future taxable income. The deferred tax assets and liabilities represent the future tax consequences of these differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.

The income tax provision for the year ended December 31, 2010 and 2009 consists of the following:

	2010	2009
Current expense	$0	0
Deferred income tax benefit (expense)	60,286	(149,814)

Total income tax benefit (expense)	$60,286	(149,814)

ACLOR, INC
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2010 & December 31, 2009

The Company’s total deferred tax assets and deferred tax liabilities at December 31, 2010 are as follows:

         Deferred income tax assets (liabilities):

	2010	2009
Current tax assets (liabilities)	$0
Non-current tax assets (liabilities)	1,165,438	(60,286)
Allowance for deferred tax assets (liabilities)	(1,165,438)

Deferred income tax assets (liabilities):	$0	(60,286)

Note 10 . GOING CONCERN

As discussed in Note 3, if the Company is unable to renew its credit facilities with Chinatrust Bank or obtains financing from other source, the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 11 . SUBSEQUENT EVENTS

In accordance with the FASB issued Accounting Standard Codification (ASC) 855-10 (formerly know as Statement of Financial Accounting Standards No. 165), subsequent events have been evaluated through September 30, 2011, the date the financial statements are issued.